Exhibit 99.1

MIMEDX Announces Chief Financial Officer Transition

Executive Search Underway

MARIETTA, Ga., March 23, 2023 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), a pioneer and leader in placental biologics, today announced that Peter M. Carlson, Chief Financial Officer, has decided to leave the Company to pursue other opportunities. The Company has initiated a search for its next Chief Financial Officer and Mr. Carlson will be assisting MIMEDX throughout this process to ensure a smooth transition.

“In the three years Pete has been with MIMEDX, he has played a critical role bringing excellence to our finance and accounting functions,” stated Joseph H. Capper, MIMEDX Chief Executive Officer. “As a result of his leadership, we are on sound footing. More specifically, Pete helped the Company raise debt and equity to strengthen the Company’s financial position, successfully led MIMEDX out of a de-listing, enhanced our internal controls and was the architect of our new segment reporting. We are extremely appreciative of Pete’s contributions and accomplishments and wish him our sincere best in his future endeavors.”

“MIMEDX has been truly transformed over the last few years. I am proud to have been a part of the process to stabilize and strengthen the Company and feel privileged to have represented such wonderful technology,” stated Mr. Carlson. “I look forward to watching MIMEDX continue to grow and prosper, as my colleagues build on the Company’s momentum.”

About MIMEDX

MIMEDX is a pioneer and leader in placental biologics, developing and distributing placental tissue allografts to help address unmet clinical needs in multiple sectors of healthcare, including the Advanced Wound Care market as well as in surgical recovery settings. MIMEDX is also focused on advancing a promising late-stage pipeline opportunity targeted at decreasing pain and improving function for patients with knee osteoarthritis. Our products are derived from human placental tissues and processed using our proprietary methods, including the Company’s own PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contact:

Matt Notarianni

Investor Relations

470-304-7291

mnotarianni@mimedx.com